Exhibit 99.1

MetaStat, Inc. Announces Memorandum of Understanding to Transfer its Therapeutic Business

MONTCLAIR, NJ. / PR Newswire / July 17, 2014 – MetaStat, Inc. (OTCQB: MTST), a life science company focused on understanding and treating systemic metastasis, announced today that on July 14, 2014 it entered into a binding Memorandum of Understanding (MOU) to transfer its therapeutic assets to a newly formed private company, ASET Therapeutics.  ASET will be led by David Epstein, former chief scientific officer of OSI Pharmaceuticals, who will remain as a director of MetaStat for at least 6 months following consummation of the transaction.

In exchange for the transfer of the therapeutic assets, ASET has agreed to make an equity investment in MetaStat of $1.25 million, and MetaStat has agreed to make an equity investment in ASET of $1 million in exchange for a 20% ownership interest in ASET.  Transfer of the therapeutic assets (including licenses, know-how, personnel and laboratory space) is expected to occur within 90 days upon entering into definitive documentation, whereupon ASET will be responsible for funding all future therapeutic activities.  MetaStat will have exclusive worldwide rights to develop and market companion diagnostics for all therapeutic programs developed at ASET and can garner a future royalty stream and milestone fees upon further monetization of ASET programs and technologies. In addition, MetaStat has the right to participate in future financings in order to maintain its 20% equity ownership.

David Epstein, Ph.D. commented, “We believe this transaction is a key step towards optimizing the growth of each standalone company.  As two separate companies, both MetaStat and ASET Therapeutics will be better positioned to capitalize on respective market opportunities and further enhance the creation of shareholder value.”

Dr. Oscar Bronsther, chief executive officer of MetaStat, stated “We believe this transaction offers the best utilization of our scientific and financial resources. MetaStat will focus on the near-term commercialization of its breast cancer diagnostics, which is expected to occur in the fourth quarter of 2015.” Dr. Bronsther continued “After completion of this transaction, MetaStat will be a pure play diagnostic company with a platform of cancer diagnostics and companion biomarkers for multiple cancer indications.”

About MetaStat, Inc.

MetaStat is a life sciences company that develops and commercializes diagnostic products and novel therapeutics for the early and reliable prediction and treatment of systemic metastasis, the process by which cancer spreads from a primary tumor through the bloodstream to other areas of the body. MetaStat is focused on breast, prostate, lung and colorectal cancers, where systemic metastasis is responsible for approximately 90% of all deaths. The Company’s function-based diagnostic platform technology is based on the identification and understanding of the pivotal role of the mena protein and its isoforms, a common pathway for the development of systemic metastatic disease in all epithelial-based solid tumors. Both the MetaSite Breast™ and MenaCalc™ product lines are designed to accurately stratify patients based on their individual risk of metastasis and to allow clinicians to better "customize" cancer treatment decisions by positively identifying patients with a high-risk of metastasis who need aggressive therapy and by sparing patients with a low-risk of metastasis from the harmful side effects and expense of chemotherapy.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements as a result of various factors and other risks, including those set forth in the Company's Form 10-K filed with the Securities and Exchange Commission. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements in this release are made as of the date hereof and the company undertakes no obligation to update such statements.

Contact

MetaStat, Inc.
Daniel Schneiderman, Vice President
(212) 608-0827
dan@metastat.com

IRTH Communications
Robert Haag
1-866-976-4784
mtst@irthcommunications.com

Netgain Financial
Brian Quinn
760-942-4500
brian@netgain-financial.com